FIRST COMMONWEALTH CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on Tuesday, June 5, 2001

To the Shareholders of:

FIRST COMMONWEALTH CORPORATION

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of First Commonwealth Corporation, (“FCC”), will be held, on Tuesday, June 5, 2001 at 10:00 a.m. at the corporate headquarters, 5250 South Sixth Street Road, Springfield, Illinois 62703 for the following purposes:

    1.  To elect eleven directors of FCC to serve for one year and until their successors are elected and qualified; and

    2.  To consider and act upon such other business as may properly be brought before the meeting.

The Board of Directors has fixed the close of business on April 13, 2001 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, you are urged to mark, date and sign the enclosed proxy and return it promptly so that your vote can be recorded. If you are present at the meeting and desire to do so, you may revoke your proxy and vote in person.

                                                                                                      BY ORDER OF THE BOARD OF DIRECTORS

                                                                                                      FIRST COMMONWEALTH CORPORATION

                                                                                                                     Theodore C. Miller, Secretary

Dated: May 7, 2001
Springfield, Illinois

YOUR VOTE IS IMPORTANT!

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

PROXY STATEMENT FOR ANNUAL MEETING OF
SHAREHOLDERS OF
FIRST COMMONWEALTH CORPORATION

GENERAL INFORMATION REGARDING SOLICITATION

The Annual Meeting of the Shareholders of First Commonwealth Corporation ("FCC") will be held on Tuesday, June 5, 2001 at 10:00 a.m. at the corporate headquarters, 5250 South Sixth Street Road, Springfield, Illinois 62703.

This proxy statement is being sent to each holder of record of the issued and outstanding shares of Common Stock of FCC, $1.00 par value per share (the "Common Stock"), as of April 13, 2001, in order to furnish to each shareholder information relating to the business to be transacted at the meeting.

This proxy statement and the enclosed proxy are being mailed to shareholders of FCC on or about May 7, 2001. The Annual Report has been mailed under separate cover. FCC will bear the cost of soliciting proxies from its shareholders. FCC may reimburse brokers and other persons for their reasonable expenses in forwarding proxy materials to the beneficial owners of FCC's stock. Solicitations may be made by telephone, telegram or by personal calls, and it is anticipated that such solicitations will consist primarily of requests to brokerage houses, custodians, nominees, and fiduciaries to forward the soliciting material to the beneficial owners of shares held of record by such persons. If necessary, officers and regular employees of FCC may by telephone, telegram or personal interview request the return of proxies.

VOTING

The enclosed proxy is solicited by and on behalf of the Board of Directors. If you are unable to attend the meeting on Tuesday, June 5, 2001, please complete the enclosed proxy and return it to us in the accompanying envelope so that your shares will be represented.

When the enclosed proxy is duly executed and returned in advance of the meeting, and is not revoked, the shares represented thereby will be voted in accordance with the authority contained therein. Any shareholder giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of FCC a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. If a proxy fails to specify how it is to be voted, it will be voted "FOR" Proposal 1.

Inspectors of election will be appointed to tabulate the number of shares of Common Stock represented at the meeting in person or by proxy, to determine whether or not a quorum is present and to count all votes cast at the meeting. The inspectors of election will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. With respect to the tabulation of votes cast on a specific proposal presented to the shareholders at the meeting, abstentions will be considered as present and entitled to vote with respect to that specific proposal, whereas broker non-votes will not be considered as present and entitled to vote with respect to that specific proposal.

AFFILIATE COMPANIES

FCC is a member of an insurance holding company system of which United Trust Group, Inc., an Illinois corporation ("UTG"), is the ultimate parent. The following is the current organizational chart for the companies that are members of the UTG insurance holding company system and affiliates of FCC, and the acronyms that will be used herein to reference the companies:

Organizational Chart

United Trust Group, Inc.
(UTG)
100%
81%
100%
North Plaza of
Somerset, Inc.
(NORTH PLAZA)
First Commonwealth
Corporation
(FCC)
Roosevelt Equity
Corporation
(REC)
100%
Universal Guaranty
Life Insurance Company
(UG)
88%
Appalachian Life
Insurance Company
(APPL)
100%
Abraham Lincoln
Insurance Company
(ABE)

For purposes of this proxy statement, the term "affiliate life insurance companies" shall mean UG, APPL and ABE, and the term "non-insurance affiliate companies" shall mean the affiliated companies other than UG, APPL and ABE.

The companies hereinafter are sometimes collectively referred to as the "Affiliate Companies".

This proxy at times will refer to UTG's largest shareholder, First Southern Funding LLC, a Kentucky corporation, ("FSF"). Mr. Jesse T. Correll is the majority shareholder of FSF, which is an affiliate of First Southern Bancorp, Inc., a bank holding company that operates out of 14 locations in central Kentucky. Mr. Correll is a Chairman of the Board of Directors of UTG and is currently UTG's largest shareholder through his ownership control of FSF. (see "PRINCIPAL HOLDERS OF SECURITIES")

VOTING SECURITIES OUTSTANDING

April 13, 2001 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting or any adjournments or postponements thereof. On that date, FCC had outstanding 54,414 shares of Common Stock, par value $1.00 per share. No other voting securities of FCC are outstanding. The holders of such shares are entitled to one vote per share. There are no cumulative voting rights. The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the annual meeting is required to approve each matter to be voted on at such meeting.

PRINCIPAL HOLDERS OF SECURITIES

The following tabulation sets forth the name and address of the entity known to be the beneficial owners of more than 5% of FCC's Common Stock and shows: (i) the total number of shares of Common Stock beneficially owned by such person as of the record date and the nature of such ownership; and (ii) the percent of the issued and outstanding shares of Common Stock so owned as of the same date.

         Title                                          Number of Shares            Percent
          of             Name and Address                 and Nature of               of
         Class          of Beneficial Owner           Beneficial Ownership          Class
         -----          -------------------           --------------------          ------

        Common         United Trust Group, Inc.              44,426                  81.6%
        Stock $1.00    5250 South Sixth Street
        par value      Springfield, Illinois  62703

SECURITY OWNERSHIP OF MANAGEMENT

The following tabulation shows with respect to each of the directors and nominees of FCC, with respect to FCC’s chief executive officer and each of FCC’s executive officers whose salary plus bonus exceeded $100,000 for fiscal 2000, and with respect to all executive officers and directors of FCC as a group: (i) the total number of shares of all classes of stock of FCC or any of its parents or subsidiaries, beneficially owned as of the record date and the nature of such ownership; and (ii) the percent of the issued and outstanding shares of stock so owned, and granted stock options available as of the same date.

  Title         Directors, Named Executive        Number of Shares              Percent
   of           Officers, & All Directors &         and Nature of                 of
  Class        Executive Officers as a Group          Ownership                Class (1)
  -----        -----------------------------          ---------                ---------

UTG's             John S. Albin                         10,503 (4)                 *
Common            Randall L. Attkisson                       0 (3)                 *
Stock, no         John W. Collins                            0                     *
par value         Jesse T. Correll                   2,021,398 (2)               56.4%
                  Ward F. Correll                       98,523 (5)                2.8%
                  Luther C. Miller                           0                     *
                  Theodore C. Miller                         0                     *
                  Millard V. Oakley                     16,471                     *
                  Robert V. O'Keefe                        300 (6)                 *
                  Robert W. Teater                       7,380 (7)                 *
                  Brad M. Wilson                             0                     *
                  All directors and executive officers
                  as a group (eleven in number)      2,154,575                   60.1%

FCC's             John S. Albin                              0                     *
Common            Randall L. Attkisson                       0   (3)               *
Stock, $1.00      John W. Collins                            0                     *
par value         Jesse T. Correll                       1,217   (2)              2.2%
                  Ward F. Correll                            0                     *
                  Luther C. Miller                           0                     *
                  Theodore C. Miller                        15                     *
                  Millard V. Oakley                          0                     *
                  Robert V. O'Keefe                          0                     *
                  Robert W. Teater                           0                     *
                  Brad M. Wilson                             0                     *
                  All directors and executive officers   1,232                    2.3%
                  as a group (eleven in number)

(1) The percentage of outstanding shares for FCC is based on 54,414 shares of Common Stock outstanding.  The percentage of outstanding shares for UTG is based on 3,582,135 shares of Common Stock outstanding.

(2) Jesse T. Correll owns 112,704 shares of UTG stock individually.  In addition, Mr. Correll is a director and officer of First Southern Funding, LLC & Affiliates which owns 1,908,694 shares of UTG and 1,217 shares of FCC's common stock. (See Principal Holders of Securities).

(3) Randall L. Attkisson is an associate and business partner of Mr. Jesse T. Correll and holds minority ownership positions in certain of the companies listed as owning UTG and FCC Common Stock including First
    Southern Funding LLC and First Southern Bancorp, Inc.  Ownership of these shares is reflected in the ownership of Jesse T. Correll.

(4) Includes 392 shares owned directly by Mr. Albin's spouse.

(5) Cumberland Lake Shell, Inc. owns 98,523 shares of UTG Common Stock, all of the outstanding voting shares of which are owned by Ward F. Correll and his wife.  As a result  Ward F. Correll may be deemed to share the voting and dispositive power over these shares.  Ward F. Correll is the father of Jesse T.
    Correll.  There are 72,750 shares of UTG Common Stock owned by WCorrell Limited Partnership in which
    Jesse T. Correll serves as managing general partner and, as such, has sole voting and dispositive power over the shares of Common Stock held by it. The aforementioned 72,750 shares are deemed to be beneficially owned by and listed under Jesse T. Correll in this section.

(6) All 300 shares are owned directly by Mr. O'Keefe's spouse.

(7) Includes 210 shares owned directly by Mr. Teater's spouse.

* Less than 1%.

Except as indicated above, the foregoing persons hold sole voting and investment power.

Directors and officers of FCC file periodic reports regarding ownership of Company securities with the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934 as amended, and the rules promulgated thereunder.

RECENT EVENTS

On April 11, 2001, United Trust Group, Inc. entered into two Assignment and Assumption Agreements with First Southern Bancorp, Inc. Pursuant to those agreements, First Southern Bancorp, Inc. assigned its rights and obligations, and United Trust Group, Inc. assumed such rights and obligations, under (i) the Common Stock Purchase Agreement, dated as of February 13, 2001, among First Southern Bancorp, Inc. and James E. Melville and family (the "Melville Purchase Agreement"), pursuant to which First Southern Bancorp, Inc. agreed to purchase 22,500 shares of United Trust Group, Inc. common stock and 544 shares of First Commonwealth Corporation common stock for purchase price of $8.00 per share and $200.00 per share, respectively, and (ii) the Common Stock Purchase Agreement, dated as of February 13, 2001, among First Southern Bancorp, Inc. and Larry E. Ryherd and family (the "Ryherd Purchase Agreement"), pursuant to which First Southern Bancorp, Inc. agreed to purchase 563,215 shares of United Trust Group, Inc. common stock for a purchase price of $8.00 per share. The Board of Directors of United Trust Group, Inc. approved United Trust Group, Inc.'s assumption of First Southern Bancorp, Inc.'s rights and obligations in the two stock purchase agreements at its meeting on March 28, 2001.

On April 12, 2001, United Trust Group, Inc. completed the purchase of 22,500 shares of United Trust Group, Inc. common stock and 544 shares of First Commonwealth Corporation common stock from James E. Melville and family pursuant to the Melville Purchase Agreement in exchange for five year promissory notes of United Trust Group, Inc. in the aggregate principal amount of $288,800. On April 12, 2001, United Trust Group, Inc. also completed the purchase from another family member of Mr. Melville of an additional 100 shares of United Trust Group, Inc. for a total cash payment of $800. The purchase for cash by United Trust Group, Inc. of an additional 39 shares of First Commonwealth Corporation common stock owned by Mr. Melville at a purchase price of $200.00 per share is currently pending. Mr. Melville was a former director of United Trust Group, Inc., First Commonwealth Corporation and the three insurance subsidiaries of United Trust Group, Inc.; he resigned from those boards on February 13, 2001.

On April 12, 2001, United Trust Group, Inc. also completed the purchase of 559,440 shares of United Trust Group, Inc. common stock from Larry E. Ryherd and family pursuant to the Ryherd Purchase Agreement for cash payments totaling $948,026 and a five year promissory note of United Trust Group, Inc. in the principal amount of $3,527,494. The purchase by United Trust Group, Inc. of the remaining 3,775 shares of United Trust Group, Inc. common stock to be purchased for cash at $8.00 per share pursuant to the Ryherd Purchase Agreement along with an additional 570 shares from certain parties to the Ryherd Purchase Agreement is currently pending. The promissory notes of United Trust Group, Inc. received by certain of the sellers pursuant to the Melville Purchase Agreement and the Ryherd Purchase Agreement will bear interest at a rate of 7% per annum (paid quarterly) with payments of principal to made in five equal annual installments, the first such payment of principal to be due on the first anniversary of the closing.

On April 12, 2001, United Trust Group, Inc. also purchased in a separate transaction 10,891 shares of United Trust Group, Inc. common stock from Robert E. Cook at a price of $8.00 per share. At the closing, Mr. Cook received $17,426 in cash and a five year promissory note of United Trust Group, Inc. (substantially similar to the promissory notes issued pursuant to the Melville and Ryherd Purchase Agreements described above) in the principal amount of $69,702. Mr. Cook was a director of United Trust Group, Inc. and First Commonwealth Corporation who resigned his position on January 8, 2001.

Upon completion of all of the repurchases of United Trust Group, Inc. common stock described above and the cancellation of those shares, United Trust Group, Inc.'s outstanding common stock will ultimately be decreased from 4,175,066 shares outstanding prior to any of such repurchases to 3,577,790 shares. Mr. Jesse T. Correll and related parties, including First Southern Bancorp, Inc., will after completion of all of the repurchases of United Trust Group, Inc. common stock described above own approximately in excess of 59% of the outstanding shares of United Trust Group, Inc. common stock. Mr. Correll is the Chairman and CEO of United Trust Group, Inc., First Commonwealth Corporation and the three insurance subsidiaries of United Trust Group, Inc.

THE BOARD OF DIRECTORS

In accordance with the laws of Virginia and the Certificate of Incorporation and Bylaws of FCC, as amended, FCC is managed by its executive officers under the direction of the Board of Directors. The Board elects executive officers, evaluates their performance, works with management in establishing business objectives and considers other fundamental corporate matters, such as the issuance of stock or other securities, the purchase or sale of a business and other significant corporate business transactions. In the fiscal year ended December 31, 2000, the Board met five times. All directors attended at least 75% of all meetings of the board.

The Board of Directors has an Audit Committee consisting of Messrs. Albin, Collins, and Teater. The Audit Committee performs such duties as outlined in the Company’s Audit Committee Charter, a copy of which is included as Exhibit A to this Proxy Statement. The Audit Committee reviews and acts or reports to the Board with respect to various auditing and accounting matters, the scope of the audit procedures and the results thereof, the internal accounting and control systems of FCC, the nature of services performed for FCC and the fees to be paid to the independent auditors, the performance of FCC’s independent and internal auditors and the accounting practices of FCC. The Audit Committee also recommends to the full Board of Directors the auditors to be appointed by the Board. The Audit Committee met twice in 2000.

The compensation of FCC's executive officers is determined by the full Board of Directors (see report on Executive Compensation).

Under FCC’s Certificate of Incorporation, the Board of Directors may be comprised of between five and twenty-one directors. The Board currently has nine directors. Shareholders elect Directors to serve for a period of one-year at FCC’s Annual Shareholders’ meeting.

AUDIT COMMITTEE REPORT TO SHAREHOLDERS

In connection with the December 31, 2000 financial statements, the audit committee: (1) reviewed and discussed the audited financial statements with management; (2) discussed with the auditors the matters required by Statement on Auditing Standards No. 61; and (3) received and discussed with the auditors the matters required by Independence Standards Board Statement No.1. Based upon these reviews and discussions, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K filed with the SEC.

John S. Albin   -   Committee Chairman
John W. Collins
Robert W. Teater

ELECTION OF DIRECTORS

At the annual meeting of shareholders of FCC, eleven directors are to be elected, each director to hold office until the next annual meeting and until his successor is elected and qualified. Each nominee will be elected director by a majority of votes cast for such nominee. The persons named in the proxy intend to vote the proxies as designated for the nominees listed below. Should any of the nominees listed below become unable or unwilling to accept nomination or election, it is intended, in the absence of contrary specifications, that the proxies will be voted for the balance of those named and for a substituted nominee or nominees; however, the management now knows of no reason to anticipate such an occurrence. All of the nominees have consented to be named as nominees and to serve as directors if elected. Information with respect to business experience of the Board of Directors has been furnished by the respective directors or obtained from the records of FCC. The following individuals are nominees for the election of directors:

DIRECTORS

Name, Age                 Position with the Company, Business Experience and Other Directorships

John S. Albin  72         Director of FCC since 1992 and UTG since 1984; farmer in Douglas and Edgar counties,
                          Illinois, since 1951; Chairman of the Board of Longview State Bank since 1978;
                          President of the Longview Capitol Corporation, a bank holding company, since 1978;
                          Chairman of First National Bank of Ogden, Illinois, since 1987; Chairman of the State
                          Bank of Chrisman since 1988; Director and Secretary of Illini Community Development
                          Corporation since 1990; Commissioner of Illinois Student Assistance Commission since
                          1996.

Randall L. Attkisson 55   Director of FCC and UTG since 1999; Chief Financial Officer, Treasurer, Director of First Southern Bancorp, Inc. since 1986; Treasurer, Director of First Southern
                          Funding, Inc. since 1992; Director of The River Foundation, Inc. since 1990; Treasurer,
                          Director of Somerset Holdings, Inc. since 1987; President of Randall L. Attkisson &
                          Associates from 1982 to 1986; Commissioner of Kentucky Department of Banking &
                          Securities from 1980 to 1982; Self-employed Banking Consultant in Miami, FL from 1978 to 1980.

John W. Collins  74       Director of FCC and certain affiliate companies since 1982; Director of UTG since 2000;
                          Consultant and past President of Collins-Winston Group since 1976.

Jesse T. Correll  44      Chairman and CEO of UTG since 2000; Director of UTG and FCC since 1999; Chairman,
                          President, Director of First Southern Bancorp, Inc. since 1983; President, Director of
                          First Southern Funding, Inc. since 1992;  President, Director of Somerset Holdings,
                          Inc. and Lancaster Life Reinsurance Company and First Southern Insurance Agency since
                          1987; President, Director of The River Foundation since 1990; President, Director of
                          Dyscim Holdings Company, Inc. since 1990; Director or Adamas Diamond Corporation since
                          1980; Secretary, Director Lovemore Holding Company since 1987; President, Director of
                          North Plaza of Somerset since 1990; Director of St. Joseph Hospital, Lexington, KY since 1997; Managing Partner of World Wide Minerals from 1978 to 1983.

Ward F. Correll   72      Director of FCC since 1999 and UTG since 2000; President, Director of Tradeway, Inc. of
                          Somerset, KY since 1973; President, Director of Cumberland Lake Shell, Inc. of
                          Somerset, KY since 1971; President, Director of Tradewind Shopping Center, Inc. of
                          Somerset, KY since 1966; Director of First Southern Bancorp, Inc. of Stanford, KY since
                          1988; Director of First  Southern Funding, Inc. of Stanford, KY since 1991; Director of
                          The River Foundation of Stanford, KY since 1990; and Director of Somerset Holdings,
                          Inc., Lancaster Life and First Southern Insurance Agency of Stanford, KY since 1987.

Thomas F. Darden  46      Managing Partner of Cherokee Investment Partners LLC, and President and CEO of Cherokee
                          Sanford Group, Inc. an affiliated predecessor since 1983; Director of BTI Telecom, Inc.
                          since 1998; Director of Waste Industries, Inc. (NASDAQ-WWIN) since 1997; Director of
                          Winston Hotels, Inc. (NYSE - WXH) since 1994; Trustee of Shaw University since 1993;
                          Member of the Board of Governors of Research, Triangle Institute since 1998; Former
                          Chairman of the Triangle Transit Authority, serving from 1993 to 1998 and Chairman from
                          1996 to 1997; Prior to 1996, twice appointed to the North Carolina Board of
                          Transportation.

Luther C. Miller  70      Director of UTG since 2000 and FCC since 1984; Executive Vice President and Secretary of FCC from 1984 until 1992; officer and director of certain affiliate companies until
                          1992.

Millard V. Oakley  70     Director of FCC and UTG since 1999; Presently serves on Board of Directors and
                          Executive Committee of Thomas Nelson, a publicly held publishing company based in
                          Nashville, TN; Director of First National Bank of the Cumberlands,
                          Livingston-Cooksville, TN; Lawyer with limited law practice since 1980; State Insurance
                          Commissioner for State of Tennessee from 1975 to 1979; Served as General Counsel,
                          United States House of Representatives, Washington, D.C., Congressional Committee on
                          Small Business from 1971-1973; Served four elective terms as County Attorney for
                          Overton County, Tennessee; Elected delegate to National Democratic Convention in 1964;
                          Served four elective terms in the Tennessee General Assembly from 1956 to 1964; Lawyer in Livingston, TN from 1953 to 1971; Elected to the Tennessee Constitutional Convention
                          in 1952.

Robert V. O'Keefe 79      Director of FCC since 1993 and Director of UTG since 2000; Director and Treasurer of
                          UTG from 1988 to 1992; Director of Cilcorp, Inc. from 1982 to 1994; Director of Cilcorp
                          Ventures, Inc. from 1985 to 1994; Director of Environmental Science and Engineering Co.
                          from 1990 to 1994.

William W. Perry  44      Owner of SES Investments, Ltd., an oil and gas investments company since 1991;
                          President of EGL Resources, Inc., an oil and gas operations company based in Texas and
                          New Mexico since 1992; President of Midland Yucca Realty, a Texas real estate investment company since 1993; Chairman of Perry & Perry, Inc., a Texas oil and gas
                          consulting company since 1977; Member of the Board of Managers of Tall City Equity Fund
                          since 2001; President of Champion Title Group, a Florida based consulting business since 1999; involved with, Young Life, youth organization as a leader, Chairman of the international Committee and National Board since 1977.

Robert W. Teater 74       Director of FCC since 1992 and UTG since 1987; member of Columbus School Board
                          1991-2001; Former Director, Ohio Department of Natural Resources; Founder,
                          Teater-Gebhardt and Associates, Inc., a comprehensive consulting firm in natural resources development; Combat veteran and retired Major General, Ohio Army National
                          Guard.

Others not seeking another term:

Robert E. Cook  75        Director of FCC since 2000, Director of certain affiliate companies since 1991and UTG since 1984; President of Cook-Witter, Inc., a governmental consulting and lobbying firm
                          with offices in Springfield, Illinois, from 1985 until 1990.   On January 8, 2001, Mr.
                          Robert E. Cook resigned his position as a Director for both FCC and UTG.

James E. Melville  55     President and Chief Operating Officer since July 1997; Chief Financial Officer of UTG 1993-1997, Senior Executive Vice President of UTG 1992-1997; President of
                          certain Affiliate Companies from May 1989 until September 1991; Chief Operating Officer of FCC from 1989 until September 1991; Chief Operating Officer of certain Affiliate
                          Companies from 1984 until September 1991; Senior Executive Vice President of certain affiliate companies from 1984 until 1989; Consultant to UTG from March 1992 through
                          September 1992; President and Chief Operating Officer of certain affiliate life insurance companies and Senior Executive Vice President of non-insurance affiliate companies since 1992.  On February 13, 2001, Mr. James E. Melville resigned his position as a Director for both FCC and UTG.

EXECUTIVE OFFICERS OF THE COMPANY

More detailed information on the following officers of FCC appears under “Election of Directors”:

Jesse T. Correll    Chairman of the Board and Chief Executive Officer
Randall L. Attkisson (1)    President and Chief Operating Officer

Other officers of FCC are set forth below:

Name, Age                         Position with UTG, Business Experience and Other Directorships

Theodore C. Miller 38         Corporate Secretary since December 2000, Senior Vice President and Chief Financial Officer since July 1997; Vice                                              President and Treasurer since October 1992; Vice President and Controller of certain Affiliate Companies from 1984 to 1992.

Brad M. Wilson 49               Chief Administrative officer since December 2000, Senior Vice President and Chief Information Officer since 1992.

(1) A special joint meeting of the Boards of Directors of United Trust Group, Inc. and its subsidiaries was held January 8, 2001, at which the termination of the employment agreement between First Commonwealth Corporation and James E. Melville, dated July 31, 1997, and the termination of James E. Melville as an officer or agent of United Trust Group, Inc. and all of its subsidiaries including the office of President with First Commonwealth Corporation were approved by the Boards of Directors of each of the companies. At this same meeting, the Boards of Directors of each company approved the appointment of Randall L. Attkisson to fill all positions previously held by Mr. Melville.

Mr. Attkisson is a member of the Board of Directors and Chief Financial Officer of First Southern Funding, LLC and First Southern Bancorp, Inc., an affiliate of First Southern Funding, LLC. First Southern Bancorp, Inc. owns First Southern National Bank, which operates out of 14 locations in central Kentucky. First Southern Funding, LLC and its affiliates are United Trust Group, Inc.'s largest shareholder.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding compensation paid to or earned by FCC’s Chief Executive Officer and each of the Executive Officers of FCC whose salary plus bonus exceeded $100,000 during each of FCC’s last three fiscal years: Compensation for services provided by the named executive officers to UTG and its affiliates is paid by FCC (See Employment Contracts for Mssrs. Melville and Ryherd)

                                            Annual Compensation

                                                                             Other Annual
Name and                                                                   Compensation (1)
Principal Position                       Salary ($)          Bonus ($)            ($)

Jesse T. Correll (2)         2000             -                 -                 -
Chairman of the Board
Chief Executive Officer

Brad M. Wilson               2000           157,500         3,227                 3,150
Senior Vice President        1999           147,700         3,000                 6,815
Chief Information Officer    1998           139,000         2,900                 6,506

James E. Melville (4)        2000           238,200             -                     -
Former President, Chief      1999           238,200             -                33,084
Operating Officer            1998           238,200             -                31,956

Larry E. Ryherd (3)          2000           400,000             -                     -
Former Chairman of the Board 1999           400,000             -                21,230
Chief Executive Officer      1998           400,000             -                20,373

(1) Other annual compensation consists of interest earned on deferred compensation amounts pursuant to employment agreements and FCC's matching contribution to the First Commonwealth Corporation Employee
    Savings Trust 401(k) Plan.

(2) On March 27, 2000, Mr. Jesse T. Correll assumed the position as Chairman of the Board and Chief Executive
    Officer of UTG and each of its affiliates.  Mr. Correll did not receive a salary, bonus or other compensation for his duties with UTG and each of its affiliates in the year 2000.

(3) On March 27, 2000, Mr. Larry E. Ryherd resigned as Chairman of the Board and Chief Executive Officer
    of UTG and each of its affiliates.

(4) On January 8, 2001, Mr. James E. Melville was terminated as President and Chief Operating Officer of UTG and each of its affiliates.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

The following table summarizes for fiscal year ending, December 31, 2000, the number of shares subject to unexercised options and the value of unexercised options of the Common Stock of UTG held by the named executive officers. The values shown were determined by multiplying the applicable number of unexercised share options by the difference between the per share market price on December 31, 2000 and the applicable per share exercise price. There were no options granted to the named executive officers for the past three fiscal years.

                       Number of
                       Shares        Value      Number of Securities        Value of Unexercised In
                       Acquired on   Realized   Underlying Unexercised      the Money Options/SARs at
                       Exercise (#)  ($)        Options/SARs at FY-End (#)  FY-End ($)

Name                                            Exercisable  Unexercisable  Exercisable  Unexercisable

Randall L. Attkisson      -             -              (A)         -            -             -
Jesse T. Correll          -             -           19,108         -            -             -
Theodore C. Miller        -             -                0         -            -             -
Brad M. Wilson            -             -                0         -            -             -

(A) Randall L. Attkisson is an associate and business partner of Mr. Jesse T. Correll and holds minority ownership positions in certain of the companies listed as owning UTG and FCC Common Stock including First Southern Funding LLC and First Southern Bancorp, Inc. Ownership of exercisable options are reflected in the ownership of Jesse T. Correll.

Compensation of Directors

FCC’s standard arrangement for the compensation of directors provide that each director shall receive an annual retainer of $2,400, plus $300 for each meeting attended and reimbursement for reasonable travel expenses. FCC’s director compensation policy also provides that directors who are employees of FCC or directors or officers of First Southern Funding, LLC and related parties do not receive any compensation for their services as directors except for reimbursement for reasonable travel expenses for attending each meeting.

Employment Contracts

FCC entered into an employment agreement dated July 31, 1997 with Larry E. Ryherd. Formerly, Mr. Ryherd had served as Chairman of the Board and Chief Executive Officer of UTG and its affiliates, until his resignation on March 27, 2000. Pursuant to the agreement, Mr. Ryherd agreed to serve as Chairman of the Board and Chief Executive Officer of UTG and in addition, to serve in other positions of the affiliated companies if appointed or elected. The agreement provides for an annual salary of $400,000 as determined by the Board of Directors. The term of the agreement is for a period of five years. Mr. Ryherd has deferred portions of his income under a plan entitling him to a deferred compensation payment, which was paid to him on January 2, 2000, in the amount of $240,000, which included interest at the rate of approximately 8.5% annually. Additionally, Mr. Ryherd was granted an option to purchase up to 13,800 of the Common Stock of UTG at $17.50 per share. The option was immediately exercisable and transferable. At December 31, 2000, all previously granted options have expired. In accordance with the employment agreement, Mr. Ryherd continues to receive his annual Salary of $400,000 until the agreement expiration date of July 31, 2002. The entire $933,333 payable to Mr. Ryherd, from the date of his resignation until the end of his employment agreement was accrued, and thus expensed, by FCC in the first quarter of 2000.

FCC entered into an employment agreement dated July 31, 1997 with James E. Melville pursuant to which Mr. Melville is employed as President and Chief Operating Officer and in addition, to serve in other positions of the affiliated companies if appointed or elected at an annual salary of $238,200. The term of the agreement expires July 31, 2002. Mr. Melville has deferred portions of his income under a plan entitling him to a deferred compensation payment which was paid to him on January 2, 2000 of $400,000 which includes interest at the rate of approximately 8.5% annually. Additionally, Mr. Melville was granted an option to purchase up to 30,000 shares of the Common Stock of UTG at $17.50 per share. The option is immediately exercisable and transferable. At December 31, 2000, all previously granted options have expired. In accordance with the employment agreement, Mr. Melville continues to receive his annual Salary of $238,200 until the agreement expiration date of July 31, 2002. An accrual of $562,000 was established through a charge to general expenses at year-end 2000 for the remaining payments required pursuant to the terms of Mr. Melville’s employment contract and other settlement costs.

There are no other employment agreements in effect with any executive officers or employees of the Company.

REPORT ON EXECUTIVE COMPENSATION

Introduction

The compensation of FCC’s executive officers is determined by the full Board of Directors. The Board of Directors strongly believes that FCC’s executive officers directly impact the short-term and long-term performance of UTG. With this belief and the corresponding objective of making decisions that are in the best interest of FCC’s shareholders, the Board of Directors places significant emphasis on the design and administration of FCC’s executive compensation plans.

Executive Compensation Plan Elements

Base Salary. The Board of Directors establishes base salaries each year at a level intended to be within the competitive market range of comparable companies. In addition to the competitive market range, many factors are considered in determining base salaries, including the responsibilities assumed by the executive, the scope of the executive’s position, experience, length of service, individual performance and internal equity considerations. During the last three fiscal years, there were no material changes in the base salaries of the named executive officers, except for the compensation received by the newly appointed Chairman of the Board of Directors and Chief Executive Officer.

Stock Options. Stock options are granted at the discretion of the Board of Directors. There were no options granted to the named executive officers during the last three fiscal years.

Deferred Compensation. There are currently no deferred compensation arrangements with any executive officers or employees of the Company.

Chief Executive Officer

Larry E. Ryherd was the Chairman of the Board and Chief Executive Officer from 1984 until his resignation on March 27, 2000 (see Employment Contracts).

On March 27, 2000, Mr. Jesse T. Correll assumed the position of Chairman of the Board and Chief Executive Officer of UTG and each of its affiliates, which includes FCC. Under Mr. Correll’s leadership, he has declined to receive a salary, bonus or other forms of compensation for his duties with UTG and each of its affiliates in the year 2000. As a reflection of Mr. Correll’s leadership, the Compensation of current and future executive officers of the Company will be determined by the Board of Directors using a “performance based” philosophy. The Board of Directors will consider FCC’s financial results and future salary decisions will be proportionately based on the profitability of the Company.

Conclusion.

The Board of Directors believes this Executive Compensation Plan provides a competitive and motivational compensation package to the executive officer team necessary to produce the results FCC strives to achieve. The Board of Directors also believes the Executive Compensation Plan addresses both the interests of the shareholders and the executive team.

                                    BOARD OF DIRECTORS

                      John S. Albin                       Luther C. Miller
                      Randall L. Attkisson                Millard V. Oakley
                      John W. Collins                     Robert V. O'Keefe
                      Jesse T. Correll                    Robert W. Teater
                      Ward F. Correll

PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on FCC’s Common Stock during the five fiscal years ended December 31, 2000 with the cumulative total return on the NASDAQ Composite Index Performance and the NASDAQ Insurance Stock Index (1). The graph assumes that $100 was invested on December 31, 1995 in each of the Company’s common stock, the NASDAQ Composite Index, and the NASDAQ Insurance Stock Index, and that any dividends were reinvested.

(1)   FCC selected the NASDAQ Composite Index Performance as an appropriate comparison because FCC's Common
      Stock is not listed on any exchange but FCC's Common Stock is traded in the over-the-counter market.
      Furthermore, FCC selected the NASDAQ Insurance Stock Index as the second comparison because there is no similar single "peer company" in the NASDAQ system with which to compare stock performance and the closest additional line-of-business index which could be found was the NASDAQ Insurance Stock Index.
      Trading activity in FCC's Common Stock is limited, which may be in part a result of FCC's low profile from not being listed on any exchange, and its reported operating losses.  The Return Chart is not intended to forecast or be indicative of possible future performance of FCC's stock.

The foregoing graph shall not be deemed to be incorporated by reference into any filing of FCC under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that FCC specifically incorporates such information by reference.

Compensation Committee Interlocks and Insider Participation

The following persons served as directors of the Company during 2000 and were officers or employees of the Company or its subsidiaries during 2000: Jesse T. Correll and James E. Melville. Accordingly, these individuals have participated in decisions related to compensation of executive officers of the Company and its subsidiaries.

During 2000, Jesse T. Correll and James E. Melville executive officers of the Company, were also members of the Board of Directors of UTG.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATED PARTY TRANSACTIONS

Under the current structure, FCC pays a majority of the general operating expenses of the affiliated group. FCC then receives management, service fees and reimbursements from the various affiliates.

United Income, Inc. (“UII”) had a service agreement with United Security Assurance Company (“USA”). The agreement was originally established upon the formation of USA which was a 100% owned subsidiary of UII. Changes in the affiliate structure have resulted in USA no longer being a direct subsidiary of UII, though still a member of the same affiliated group. The original service agreement remained in place without modification. USA paid UII monthly fees equal to 22% of the amount of collected first year premiums, 20% in second year and 6% of the renewal premiums in years three and after. UII had a subcontract agreement with UTG to perform services and provide personnel and facilities. The services included in the agreement were claim processing, underwriting, processing and servicing of policies, accounting services, agency services, data processing and all other expenses necessary to carry on the business of a life insurance company. UII’s subcontract agreement with UTG states that UII pay UTG monthly fees equal to 60% of collected service fees from USA as stated above. The service fees received from UII were recorded in UTG’s financial statements as other income. With the merger of UII into UTG in July 1999, the sub-contract agreement ended and UTG assumed the direct contract with USA. This agreement was terminated upon the merger of USA into UG in December 1999.

USA paid $677,807 and $835,345 under their agreement with UII for 1999 and 1998, respectively. UII paid $223,753 and $501,207 under their agreement with UTG for 1999 and 1998, respectively. Additionally, UII paid FCC $30,000 and $0 in 1999 and 1998, respectively for reimbursement of costs attributed to UII. These reimbursements are reflected as a credit to general expenses.

UTG paid FCC $750,000, $600,000 and $0 in 2000, 1999 and 1998, respectively for reimbursement of costs attributed to UTG.

On January 1, 1993, FCC entered an agreement with UG pursuant to which FCC provides management services necessary for UG to carry on its business. UG paid $6,061,515, $6,251,340 and $8,018,141 to FCC in 2000, 1999 and 1998, respectively.

ABE pays fees to FCC pursuant to a cost sharing and management fee agreement. FCC provides management services for ABE to carry on its business. The agreement requires ABE to pay a percentage of the actual expenses incurred by FCC based on certain activity indicators of ABE business to the business of all the insurance company subsidiaries plus a management fee based on a percentage of the actual expenses allocated to ABE. ABE paid fees of $371,211, $392,005 and $399,325 in 2000, 1999 and 1998, respectively under this agreement.

APPL has a management fee agreement with FCC whereby FCC provides certain administrative duties, primarily data processing and investment advice. APPL paid fees of $444,000, $300,000 and $300,000 in 2000, 1999 and 1998, under this agreement.

Respective domiciliary insurance departments have approved the agreements of the insurance companies and it is Management’s opinion that where applicable, costs have been allocated fairly and such allocations are based upon generally accepted accounting principles.

Since the Company’s affiliation with FSF, UG has acquired mortgage loans through participation agreements with FSNB. FSNB services the loans covered by these participation agreements. UG pays a .25% servicing fee on these loans and a one-time fee at loan origination of .50% of the original loan amount to cover costs incurred by FSNB relating to the processing and establishment of the loan. UG paid $34,721, $11,578 and $0 in servicing fees and $91,392, $0 and $0 in origination fees to FSNB during 2000, 1999 and 1998, respectively.

The Company reimbursed expenses incurred by Mr. Correll and Mr. Attkisson relating to travel and other costs incurred on behalf of or relating to the Company. The Company paid $96,599, $39,336 and $0 in 2000, 1999 and 1998,respectively to First Southern Bancorp, Inc. in reimbursement of such costs.

On December 31, 1999, UTG and Jesse T. Correll entered a transaction whereby Mr. Correll, in combination with other individuals, made an equity investment in UTG. Under the terms of the Stock Acquisition Agreement, the Correll group contributed their 100% ownership of North Plaza of Somerset, Inc. to UTG in exchange for 681,818 authorized but unissued shares of UTG common stock. The Board of Directors of UTG approved the transaction at their regular quarterly board meeting held on December 7, 1999. North Plaza of Somerset, Inc. owns for investment purposes, a shopping center in Somerset, Kentucky, approximately 12,000 acres of timberland in Kentucky, and a 50% partnership interest in an additional 11,000 acres of Kentucky timberland. North Plaza has no debt. The net assets have been valued at $7,500,000, which equates to $11.00 per share for the new shares issued.

Mr. Correll is a member of the Board of Directors of UTG and currently UTG's largest shareholder through his ownership control of FSF and its affiliates. Mr. Correll is the majority shareholder of FSF, which is an affiliate of First Southern Bancorp, Inc., a bank holding company that operates out of 14 locations in central Kentucky. Following the above transaction, as of December 31, 1999, Mr. Correll owns or controls directly and indirectly approximately 46% of UTG. At December 31, 2000, Mr. Correll owned or controlled directly and indirectly approximately 51% of UTG.

Following necessary regulatory approval, on December 29, 1999, UG was the survivor to a merger with its 100% owned subsidiary, USA. The merger was completed as a part of management’s efforts to reduce costs and simplify the corporate structure.

On July 26, 1999, the shareholders of UTG and UII approved a merger transaction of the two companies. Prior to the merger, UTG owned 53% of UTGL99 (refers to the former United Trust Group, Inc., which was formed in February of 1992 and liquidated in July of 1999) an insurance holding company, and UII owned 47% of UTGL99. Additionally, UTG held an equity investment in UII. At the time the decision to merge was made, neither UTG nor UII had any other significant holdings or business dealings. The Board of Directors of each company thus concluded a merger of the two companies would be in the best interests of the shareholders by creating a larger more viable life insurance holding group with lower administrative costs, a simplified corporate structure, and more readily marketable securities. Following the merger approval, UTG issued 817,517 shares of its authorized but unissued common stock to former UII shareholders, net of any dissenter shareholders in the merger. Immediately following the merger, UTGL99, which was then 100% owned by UTG, was liquidated and UTG changed its name to United Trust Group, Inc. (“UTG”).

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Kerber, Eck and Braeckel LLP (“KEB”) served as FCC’s independent certified public accounting firm for the fiscal year ended December 31, 2000 and for fiscal year ended December 31, 1999. In serving its primary function as outside auditor for FCC, KEB performed the following audit services: examination of annual consolidated financial statements; assistance and consultation on reports filed with the Securities and Exchange Commission and; assistance and consultation on separate financial reports filed with the State insurance regulatory authorities pursuant to certain statutory requirements. Audit Fees billed for these audit services in the year 2000 totaled $187,000, and audit fees billed for quarterly reviews of the Company’s financial statements totaled $16,496. No other services were performed by, and therefore no other fees were billed by, KEB for services performed in the current year.

FCC does not expect that a representative of KEB will be present at the Annual Meeting of Shareholders of FCC. No accountants have been selected for fiscal year 2001 because FCC generally chooses accountants shortly before the commencement of the annual audit work.

.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

In order for a proposal by a shareholder to be included in FCC’s proxy statement and form of proxy for the 2002 Annual Meeting of Shareholders, the proposal must be received by FCC at its principal office on or before December 15, 2001.

Shareholder proposals submitted after March 24, 2002, will be considered untimely, and the proxy solicited by FCC for next year’s annual meeting may confer discretionary authority to vote on any such matters without a description of them in the proxy statement for that meeting.

OTHER MATTERS TO COME BEFORE THE MEETING

The management does not intend to bring any other business before the meeting of FCC’s shareholders and has no reason to believe that any will be presented to the meeting. If, however, any other business should properly be presented to the meeting, the proxies named in the enclosed form of proxy will vote the proxies in accordance with their best judgement.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

FCC has filed its 2000 Annual Report on Form 10-K with the Securities and Exchange Commission. A copy of the report may be obtained without charge by any shareholder. Requests for copies of the report should be sent to Theodore C. Miller, First Commonwealth Corporation, 5250 South 6th Street Road, P.O. Box 5147, Springfield, Illinois, 62705-5147.

                                                                                                      BY ORDER OF THE BOARD OF DIRECTORS

                                                                                                      FIRST COMMONWEALTH CORPORATION

                                                                                                                     Theodore C. Miller, Secretary

Dated: May 7, 2001

Exhibit A

First Commonwealth Corporation

Charter of the Audit Committee of the Board of Directors

I.   Audit Committee Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

Monitor the independence and performance of the Company’s independent auditors.

Provide an avenue of communication among the independent auditors, management, and the Board of Directors.

Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II.   Audit Committee Composition and Meetings

Audit Committee members shall meet the requirements of the NASDAQ Exchange. The Audit Committee shall be comprised of a minimum of three and no more than six directors as determined by the Board, each of whom shall be independent non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements and the regulatory requirements of the Company’s industry, and at least one member must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Audit Committee members shall be appointed by the Board. If an audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

The Committee shall meet at least two times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors quarterly to review the Company’s financial statements and significant findings based upon the auditors limited review procedures.

III.   Audit Committee Responsibilities and Duties

Review Procedures

1.     Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

2.     Review the Company’s annual audited financial statements prior to filings or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

3.     In consultation with the management, and the independent auditors, consider the integrity of the Company’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management’s responses.

4.     Review with financial management and the independent auditors the company’s quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61. The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

Independent Auditors

5.     The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

6.    Approve the fees and other significant compensation to be paid to the independent auditors.

7.     On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence.

8.     Review the independent auditors audit plan – discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

9.     Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

10.    Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

Other Audit Committee Responsibilities

11.    Review the annual plan prepared by the Company.

12.     On at least an annual basis, review with the Company’s counsel or other appropriate individuals, any legal matters that could have a significant impact on the organization’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

13.    Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

14.     Perform any other activities consistent with this Charter, the Company’s by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

15.    Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

16.    Annually review a summary of director and officers' related party transactions and potential conflicts of interest.